EXHIBITS
Tompkins Trustco, Inc. - Form 10-K


EXHIBIT 23


                          INDEPENDENT AUDITORS' CONSENT



   The Board of Directors
   Tompkins Trustco, Inc.:



   We consent to incorporation by reference in the Registration Statement Nos. 333-00146, 333-60871 and 333-60873 on Form S-8 and 333-40534 on Form S-3 of
   Tompkins Trustco, Inc. of our report dated January 22, 2001, relating to the consolidated statements of condition of Tompkins Trustco, Inc. as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three year period ended December 31, 2000, which report has been included in the December 31, 2000 annual report on Form 10-K of Tompkins Trustco, Inc.


/s/ KPMG LLP
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Syracuse, New York
March 28, 2001